SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2005

OTTER TAIL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-00368 (Commission File Number)	41-0462685 (I.R.S. Employer Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN (Address of principal executive offices)	56538-0496 (Zip Code)

Registrant’s telephone number, including area code: (866) 410-8780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

     On June 30, 2005, Otter Tail Corporation (“Otter Tail”) entered into three agreements relating to the planned construction of a new 600 megawatt (MW) coal fueled, base-load electric generation plant (the “Big Stone II Plant”) adjacent to the existing 450 MW electric generation plant (the “Big Stone I Plant”) near Big Stone, South Dakota. Construction of the plant still is contingent on the approval of all necessary permits and other regulatory approvals. Permitting, which could require two years, and construction, which could require four years, could lead to the Big Stone II Plant being operational in 2011. The three agreements are the Participation Agreement, the Operation and Maintenance Agreement, and the Joint Facilities Agreement. Central Minnesota Municipal Power Agency (“CMMPA”), Great River Energy (“GRE”), Heartland Consumers Power District (“Heartland”), Montana-Dakota Utilities Co., a Division of MDU Resources Group, Inc. (“Montana-Dakota”), Southern Minnesota Municipal Power Agency (“SMMPA”), and Western Minnesota Municipal Power Agency (“WMMPA”) are parties to all three agreements. NorthWestern Corporation is an additional party to the Joint Facilities Agreement.

     The Participation Agreement is an agreement to jointly develop, finance, construct, own (as tenants in common) and manage the Big Stone II Plant. The Participation Agreement includes provisions which obligate the parties to the agreement to obtain financing and pay their share of development, construction, operating and maintenance costs for the Big Stone II Plant. It also provides for the sharing of the plant output. Estimated construction costs for the plant are expected to be approximately $1 billion. The Participation Agreement provides that Otter Tail shall pay for and own 19.33% of the Big Stone II Plant and be entitled to a corresponding interest in the plant’s electrical output. The Participation Agreement establishes a Coordinating Committee and an Engineering and Operating Committee to manage the development, design, construction, operation and maintenance of the Big Stone II Plant.

     The Operation and Maintenance Agreement designates Otter Tail as the operator of the Big Stone II Plant. As operator, Otter Tail is required to provide staff and resources for the development, design, financing, construction, and operation of the Big Stone II Plant and the other project participants are each required to reimburse Otter Tail for their respective share of the costs relating to those activities. The Coordinating Committee and the Engineering and Operating Committee, which are made up of representatives of all project participants, is authorized to supervise Otter Tail in its role as operator.

     The Joint Facilities Agreement provides for the transfer of certain real property and easements from the Big Stone I Plant owners to the Big Stone II Plant participants and for the shared use of certain equipment and facilities between the two plants. The Joint Facilities Agreement also allocates between the two Plants the costs of operation and maintenance of the shared equipment and facilities.

     Otter Tail and Montana-Dakota are owners, along with NorthWestern Corporation, of Big Stone I Plant. These three companies also have a Master Coal Purchase and Sale Agreement for the Big Stone I Plant with Kennecott Coal Sales Company and a Coal Supply Agreement with Arch Coal Sales Company, Inc.

     Otter Tail and Montana-Dakota are owners, along with NorthWestern Corporation and Northern Municipal Power Agency, of Coyote Station, an existing 450 MW electric generation plant near Beulah, North Dakota. In addition, these four companies have a Coyote Plant Coal Agreement with Dakota Westmoreland Corporation. Otter Tail serves as the operator of both the Big Stone I Plant and Coyote Station.

     Otter Tail and WMMPA, along with Missouri Basin Municipal Power Agency are parties to an Integrated Transmission Agreement.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 7, 2005	OTTER TAIL CORPORATION
	By	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer and Treasurer

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